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                                                                    Exhibit 23.3

                         Independent Auditors' Consent

The Partners and Shareholders
First Potomac Predecessor:

     We consent to the use of our report dated July 16, 2003, with respect to the balance sheet of First Potomac Realty Trust as of July 15, 2003 and our reports dated June 20, 2003 on the combined balance sheets of First Potomac Predecessor as of December 31, 2002 and 2001 and the related combined statements of operations, shareholders' equity and partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule of real estate and accumulated depreciation and the statements of revenues and certain expenses for the year ended December 31, 2001 of Greenbrier Technology Center II, Norfolk Business Center, Rumsey Center, and Snowden Center and our reports dated August 26, 2003 on the statements of revenues and certain expenses for the year ended December 31, 2002 of Interstate Plaza and Virginia Center included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

     The audit report covering the financial statements of First Potomac Predecessor refers to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002.

                                          KPMG LLP

McLean, Virginia
August 29, 2003